Exhibit 10.1

Dated                                                                                                                             2007

(1) ANDREW WELLS

-and-

(2) ANDREW DOWNES

-and-

(3) AVASOFT, INC

AGREEMENT

Relating to

the sale and purchase of the entire issued share capital of

Ezee Whip Europe Limited

15th  October 2007

THIS AGREEMENT is made on

October 12, 2007

BETWEEN

(1)

ANDREW MICHAEL WELLS of Maple House, 27 Main Street, Cosgrove, Milton Keynes, Buckinghamshire, MK19 7JL (‘Mr. Wells’);

(2)

ANDREW JONATHAN DOWNES of Knolls House, Sandy Lane, Leighton Buzzard, Bedfordshire, LU7 3BQ (‘Mr. Downes’);

(together referred to herein as ‘the Vendors’) and

(3)

AVASOFT, INC a company incorporated under the laws of Nevada, United States of America, whose principal place of business is at 2206 Plaza Drive Suite, 100 Rocklin, California, United States of America (referred to herein as ‘the Purchaser’).

RECITALS

A.

Ezee Whip Europe Limited (‘the Company’) is a company registered in England and Wales with Company Number 05862187 and its registered office is at Ternion Court, 264 – 268 Upper Fourth Street, Central Milton Keynes, Buckinghamshire, MK9 1DP;

B.

The Company has an authorised share capital of 100,000 ordinary shares of £1 each of which 100 ordinary shares of £1 each are in issue and credited as fully paid.

C.

The Vendors are together the beneficial owners of the whole of the issued share and allotted share capital in the Company and each of the Vendors is the sole beneficial owner and registered holder of the number of Sale Shares set out in Column 2 of Schedule 1 of this Agreement opposite their name.

D.

The Vendors have agreed to sell and the Purchaser has agreed to buy all the issued shares in the Company on the terms and conditions hereinafter contained.

NOW IT IS AGREED as follows:

1.

Interpretation

1.1

In this agreement (including the Recitals and the Schedules), unless the context otherwise requires, the following words and expressions shall have the following meanings:

‘the Accounts Date’

means 30th September 2007;

‘the Capital Raise’

means the issue of further shares or stock in the capital of the Purchaser through Regal Securities, Inc. a company incorporated under the laws of Illinois, United States of America, whose national headquarters are located at 950 Milwaukee Avenue, Suite 101, Glenview, IL 60025,;

‘the Capital Equipment’

means the items of equipment listed in Schedule 5;

‘Completion’

means the completion of the sale and purchase of the Sale Shares under this Agreement;

‘the Completion Date’

means the date of this agreement;

‘the Consideration Shares’

means 1,305,142 shares of the Purchaser’s common stock or if greater, such number of such shares which have a market value of $1,000,000 on the date hereof valued by reference to their mean average closing price on each of the 60 days when the OTCBB was open for trading immediately prior to the date of this agreement;

‘the Disclosure Letter’ means

the letter and annexures from the Vendors’ Solicitors to the Purchaser’s Attorneys dated today disclosing various matters relating to the Warranties;

‘the Inter-company Loan’

means the sum of £10,000.00 as evidenced in a loan agreement dated July 13, 2007, which is outstanding and due to Ezee Whip Ice Cream (Overseas) Limited at the date hereof;

‘the Licence Agreement’

means the licence agreement between (1) Ezee Whip Ice Cream (Overseas) Limited and (2) the Company in the agreed form;

‘the Press Release’

means the press release in the agreed form;

‘the Purchaser’s Attorneys’

means Mr. Robert W. Hunt, Hunt and Jeppson, 2200A Douglas Boulevard, Suite 100, Roseville, California 95661, USA;

‘the Sale Shares’

means all the ordinary shares of £1 each in the capital of the Company allotted and in issue at the date of this Agreement;

‘Stock’

means the stocks of ice-cream filled tubes owned by or delivered to the Company at the Completion Date;

‘Vendor’s Loan’

means the sum of £50,000.00 and £15,000.00 as evidenced in loan documents dated February 8, 2007 and July 26, 2007, respectively, which are outstanding and due to Mr. Well’s at the date hereof;

‘the Vendors’ Solicitors’

means Geoffrey Leaver Solicitors, 251 Upper Third Street, Bouverie Square, Milton Keynes, MK9 1DR;

‘the Warranties’

means the representations, warranties and undertakings given by the Vendors referred to in clause 5;

1.2

In this agreement (including the Recitals and the Schedules), unless the context otherwise requires:

1.2.1

all references to statutory provisions or enactments shall include references to any amendment, modification or re-enactment of any such provision or enactment (whether before or after the date of this agreement), to any previous enactment which has been replaced or amended and to any regulation or order made under such provision or enactment;

1.2.2

all references to documents ‘in the agreed form’ are to documents in terms agreed between the parties to this agreement and signed (for the purpose of identification only) by the Vendors and the Purchaser prior to the signature of this Agreement;

1.2.3

all references to clauses and the Schedules are respectively to the clauses of and the Schedules to this Agreement.

1.2.4

all references to persons shall include corporations, and vice versa and references to the singular shall include the plural, and vice versa..

Sale and Purchase

2.1

Each of the Vendors with full title guarantee shall sell with effect from Completion the number of the Sale Shares set out opposite his name in column 2 of Schedule 1 and the Purchaser shall purchase with effect from Completion all of the Sale Shares with all rights attached or accruing to them and free from all claims, charges, liens, incumbrances, options, rights of pre-emption or equities whatsoever.

2.2

The Purchaser shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously in accordance with this Agreement.

Consideration

3.1

The consideration price for the Sale Shares shall be US$1,250,000.00 (‘Consideration’) which shall be satisfied as follows:

3.1.1

the sum of $250,000.00 (‘the Cash Consideration’) shall be paid in cash within ten (10) days of the earlier of either the Capital Raise occurring (provided that the sums raised as a result of such Capital Raise equal or exceed $3,000,000.00) or the 31st December 2007; and

3.1.2

the sum of $1,000,000.00 shall be satisfied by:

(i)

the issue and allotment of the Consideration Shares to the Vendors with 21 days of the Completion Date credited as fully paid; and

(ii)

fulfilment by the Purchaser of its obligations under clause 6.

3.2

The Cash Consideration and the Consideration Shares shall belong to and shall be divided amongst the Vendors in equal amounts.  The Cash Consideration shall (when due) be paid by way of bank transfer to and in favour of the Vendors’ Solicitors who are hereby irrevocably authorised to receive the same and provided it is so paid the Purchaser shall not be concerned to ensure that it is divided amongst the Vendors in the proportions stated in this clause.

3.3

In the event that the Cash Consideration is not paid by the earlier of the dates stated in clause 3.1.1 above, then the Cash Consideration shall accrue interest from that date at the rate of ten percent (10%) per annum until payment in full.

3.4

If the Cash Consideration is not paid in full by the 30th of June 2008, then the Vendors shall have (and are hereby granted) the option, at their discretion to either:

(a)

 re-purchase the Sale Shares from the Purchaser upon the basis that the consideration payable by the Vendors to the Purchaser for the Sale Shares shall be satisfied in full by transferring ownership of one-half of the Consideration Shares (or such number of shares of the same class in the capital of the Purchaser as is equal in number to one-half of the Consideration Shares) to the Purchaser; or

(b)

 re-purchase the Sale Shares from the Purchaser for a sum equal to 50% of the value received by the Vendors upon the sale of all the Consideration Shares, or purchase on the open market Avasoft shares equal to 50% of the number of Consideration Shares received pursuant to this agreement and transfer such shares to Avasoft; or

(c)

continue accruing interest on the Cash Consideration as set forth in Section 3.3 above.

3.5

If the Cash Consideration is not paid by the 31st December 2008, then the Vendors shall have (and are hereby granted) the option at their discretion to

(a)

re-purchase the Sale Shares from the Purchaser for £1; or

(b)

continue accruing interest on the Cash Consideration as set forth in Section 3.3 above.

3.6

In the event Vendors exercise the options set out in clauses 3.4(a), 3.4(b) or 3.5(a) above, then they shall no longer be entitled to any part or all of the Cash Consideration, and by exercising any of those three (3) options shall be deemed to have waived all right to the Cash Consideration. In the event Vendors exercise the option set out in clauses 3.4(c) or 3.5(b) above then the Vendors shall continue to be fully entitled to the Cash Consideration and the exercise of that option shall be without prejudice to any other rights that the Vendors may have arising out or the failure of the Purchaser to pay the Cash Consideration by the date set out in clause 3.5.

3.7

In the event that the Purchaser is in breach of any of its obligations under clause 3.1.2 (i) or clause 6 then the Vendors shall have (and are hereby granted) the option to re-purchase the Sale Shares from the Purchaser for £1.

Completion and Post-Completion Matters

4.1

Completion shall take place on the Completion Date at the offices of the Vendors’ Solicitors.

4.2

At Completion the Vendors shall deliver (where appropriate as agent for the Company) to the Purchaser:

4.2.1

transfers in respect of the Sale Shares duly executed by the registered holders in favour of the Purchaser or as it may direct;

4.2.2

certificates for the Sale Shares and any other documents which may be required to give good title to the Sale Shares and to enable the Purchaser to procure registration of the same in its name or as it may direct;

4.2.3

the resignations under seal of each of the directors (other than those requested in writing by the Purchaser to remain) and the secretary of the Company in the agreed form and confirmation under seal by each of the Vendors in the agreed form that the Vendors have no claims against the Company;

4.2.4

the Company’s certificate of incorporation, certificate of incorporation on change of name (if applicable), statutory registers, minute books, share certificate books and all other books (all duly written up to date);

4.2.5

any power of attorney under which any document required to be delivered under this clause 4.2 has been executed;

4.2.6

certified copies of board resolutions of the Company in the agreed form.

4.3

At Completion, the Purchaser shall:

4.3.1

deliver to the Vendors appropriate certificates in respect of the Consideration Shares; and

4.3.2

produce to the Vendors such evidence as the Vendors may reasonably require to show (i) that the provisions of clause 6.1 have been fully complied with and (ii) that the Consideration Shares have been issued to the Vendors credited as fully paid.

4.4

Immediately following Completion the Vendors shall procure that Ezee Whip Ice Cream (Overseas) Limited, and the Purchaser shall procure that the Company, enter into the Licence Agreement.

4.5

The solicitors to any party to this Agreement are authorised to take delivery on behalf of such party of any items under this agreement and their receipt shall be a good discharge for those items to the party and the solicitors to the party making delivery.

Warranties and Indemnities

5.1

Each of the Vendors warrant, represent and undertake to the Purchaser that subject to the matters disclosed in the Disclosure Letter, the statements in Schedule 3 are and will at Completion be true and correct in all respects.

5.2

Subject as set out in Schedule 4, the Vendors will indemnify the Purchaser in respect of any breach of any of the Warranties and in respect of any loss, liability, claim or expense incurred by the Purchaser by reason (whether direct or indirect) of any of the Warranties being untrue or incorrect.

The Consideration Shares

6.1

The Purchaser shall procure or ensure that upon issuing and allotting the Consideration Shares to the Vendors that:

6.1.1

the Consideration Shares shall rank equally in all respects with all other ordinary shares in the capital of the Purchaser in issue on the date of this Agreement; and

6.1.2

all internal authorisations that are required to enable the Purchaser to issue the Consideration Shares and to allot them to the Vendors on a fully paid basis have been compiled with.

6.2

In the event that the Purchaser is unable to procure that the Consideration Shares are admitted to trade without restriction on the OTCBB by the 31st of December 2007 then without prejudice to any other rights that the Vendors may have under this agreement, the Purchaser shall procure that further shares in itself (being shares which are of the same class and nominal value as the Consideration Shares) equal in number to the nearest whole share (rounded up where necessary) to 1% of that number of Consideration Shares issued to the Vendors in accordance with clause 3.1.2 are issued to the Vendors at the end of each month thereafter until the Consideration Shares become without restriction.

6.3

For the purposes of clause 6.3 above the expression ‘without restriction’ shall mean without any restriction or incumbrance of any nature which prevents the free and unfettered trading of the Consideration Shares on the OTCBB, including, but not be limited to, any rights of pre-emption that exist over such shares and any restrictions contained in the Purchaser’s constitutional documentation that may prevent the Vendors from freely selling or otherwise transferring the Consideration Shares to any third party.

The Vendor’s Loan and the Inter-company Loan

7.1

The Purchaser shall procure that the Company repays the Vendor’s Loan and the Inter-company Loan in full and without deduction or set–off by instalments as follows:

(a)

within 3 working days of the Completion Date–the Purchaser shall procure that the Company pays Mr. Wells the sum of £15,000 in reduction of Vendor’s Loan;

(b)

on or before the last day of each successive month commencing on the 31st October 2007 and ending on the 31st March 2008 – such further sums as is equal to the net invoice value of the Stocks as have been sold during such period with such monies being applied firstly to repay the Vendor’s Loan and thereafter to repay the Inter-company Loan;

(c)

the balance, if any, outstanding on the 30th of April 2008 to be repaid in full on that date.

7.2

The repayment terms stated in this clause 7 shall supersede the repayment terms described in the loan documents for the Vendor’s Loan and the Inter-company Loan and this agreement shall control any inconsistency(ies).  This agreement shall be incorporated and made a part of the loan documents for the Vendor’s loan and the Inter-company Loan.

8

Waivers

8.1

Each of the Vendors hereby irrevocably waives all and any rights of pre-emption to which he may be entitled, whether under the Articles of Association of the Company or otherwise, in respect of the transfer of the Sale Shares contemplated by this Agreement.

8.2

The Purchaser may at its absolute discretion in whole or in part release, compound or compromise, or grant time or indulgence to any party for any liability under this agreement without affecting its rights against that or any other party under the same or any other liability.

9

Vendors’ liability

9.1

Subject to clause 9.2, each of the Vendors shall be jointly and severally liable in the event of any breach of any obligation or liability under this agreement (including, without limitation, in respect of the Warranties).

9.2

The Vendor’s liability for breach of any of the Warranties and/or in respect of any loss, liability, claim or expense incurred by the Purchaser or the Company by reason (whether direct or indirect) of any of the Warranties being untrue or incorrect, shall be limited in the manner set out on Schedule 4.

10

General provisions

10.1

Completion shall not in any way prejudice or affect the operation of any provision of this agreement which contemplates or is capable of post-Completion operation and all such provisions shall continue in full force and effect notwithstanding Completion.

10.2

The Purchaser shall bear its own costs of and incidental to the negotiation, making and fulfilment of this agreement and the transactions contemplated hereby.

10.3

The Vendors shall bear the first $5,000.00 of all legal costs and expenses incurred by them (in aggregate) in connection with or incidental to the negotiation, making and fulfilment of this agreement and the transactions contemplated hereby. The balance of any such costs and expenses shall be born by the Purchaser who shall reimburse such amount to the Vendors immediately upon production of a signed copy of the Vendor’s Solicitors invoice or invoices.

10.4

Whenever it is necessary pursuant to this agreement (but not otherwise) to convert any amounts between Pounds Sterling (£) and U.S. Dollars (US$), the following conversion rate shall be used, namely £1.00 = US$2.00.

10.5

Either party may assign in whole or in part the benefit of this agreement which shall inure to the benefit of the successors in title and assigns of that party.

10.6

No party shall divulge to any third party (other than its professional advisers) any information regarding the terms of this agreement or any matters contemplated by this transaction or make any announcement relating to it, provided that,

10.6.1

the Purchaser shall be entitled to make such announcements as may be required by law or by the rules and regulations of the OTCBB;

10.6.2

the parties shall forthwith upon Completion publish the Press Release.

10.7

Any notices:

10.7.1

must be in writing, and may be given to any party at the address of that party mentioned above or to such other address as may have been notified to the other parties; and

10.7.2

will be effectively served:

(i)

on the day of receipt where any hand-delivered letter,;

(ii)

on the second business day after sending where sent by Federal Express or similar international delivery service.

11

Governing Law and Jurisdiction

This agreement shall be governed by and construed in all respects in accordance with English law and the parties irrevocably agree that the Courts of England and Wales shall have exclusive jurisdiction in respect of any dispute suit action arbitration or proceedings which may arise out of or in connection with this agreement

12

Contracts (Rights of Third Parties) Act 1999

The parties intend that no term of this agreement may be enforced by a person who is not a party to this agreement whether pursuant to the Contracts (Rights of Third Parties) Act 1999 or otherwise.

IN WITNESS of which the parties or their duly authorised representatives have duly executed this agreement

SCHEDULE 1

Details of Vendors and Sale Shares

Name	No. of Sale Shares owned
Andrew Michael Wells Maple House 27 Main Street Cosgrove Milton Keynes Buckinghamshire, MK19 7JL	50
Andrew Jonathan Downes Knolls House Sandy Lane Leighton Buzzard Bedfordshire, LU7 3BQ	50

SCHEDULE 2

The Company

Registered Number:	5862187

Date of Incorporation:	29 June 2006

Place of Incorporation:	England and Wales

Registered Office:	c/o Mercer & Hole, Silbury Court, 420 Silbury Boulevard, Central Milton Keynes, MK9 2AF

Authorised Share Capital:	£100,000.00

Issued Share Capital:	£100.00

Description:	100 ordinary shares of £1.00 each

Issued Loan Capital:	None

Directors (name and addresses):	Andrew Michael Wells Maple House 27 Main Street Cosgrove Milton Keynes, Buckinghamshire, MK19 7JL Andrew Jonathan Downes Knolls House Sandy Lane Leighton Buzzard Bedfordshire, LU7 3BQ

Secretary (name and address):	Christine Wells Maple House 27 Main Street Cosgrove Milton Keynes, Buckinghamshire, MK19 7JL

Accounting Reference Date:	31st December

Tax Reference Number:

Accountant:	Mercer & Hole, Silbury Court, 420 Silbury Boulevard, Central Milton Keynes, MK9 2AF

Bank Account Details:

Loan Facilities:

Charges:

VAT Registration number:

SCHEDULE 3

Warranties

1.

The Company is not, and will not at Completion be, under any commitment to allot or issue any share or loan capital to any person and no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital of the Company.

2.

The Vendors are together the sole beneficial owners of all the Sale Shares and will at Completion have the right and power to sell and transfer or procure the transfer of all the Sale Shares to the Purchaser in accordance with the provisions of this Agreement.

3.

Save in respect of the Vendor’s Loan and the Inter-company Loan, none of the Vendors (nor any person connected with any of them) is indebted to the Company, nor is the Company indebted to any such person, and there is no circumstance whereby any such indebtedness could arise.

4.

All requirements applicable to the continuance in existence, management, property or operations of the Company have been complied with.

5.

Since the incorporation of the Company no dividend or other distribution has been declared or paid on, and no capital distribution made or agreed to be made in respect of, any share capital of the Company.

6.

The draft financial statements relating to the Company made up to the Accounts Date (‘the Accounts’) (a copy of which is annexed to the Disclosure Letter) present a fair view of the Company’s financial situation at such date but make no provision for corporation tax that may be attributable to trading during the current financial year.

7.

The Company is the owner of and has good marketable title to all the Capital Equipment and Stock.

8.

Since the Accounts Date the Company has carried on in the ordinary and usual course the business carried on by it at that date.

9.

All the book and other debts of the Company outstanding at Completion are the absolute property of the Company and so far as the Vendors are aware will be good and collectable in the ordinary course of business.

10.

The Company does not have outstanding any commitment for capital expenditure.

11.

The Vendors have no reason to believe that the transactions contemplated by this Agreement will result in loss of business with any of the Company’s present suppliers or customers.

12.

The Company has within the relevant time limits correctly made all returns and payments required to be made by the Company for any taxation purposes and none of such returns or payments is the subject of any dispute with the revenue or customs and excise authorities and none of the Vendors is aware of any circumstance likely to give rise to such dispute.

13.

Save as otherwise disclosed in the Disclosure Letter, all payments by the Company to any person which ought to have been made under deduction of tax have been so made and the Company has (if required by law so to do) accounted to Customs and Revenue for the tax so deducted.

14.

The Company is not involved in litigation, prosecution, arbitration or any other proceedings for the enforcement of rights or settlement of disputes as far as the Vendors are aware and no act, omission or event has occurred which has given rise to a threat of such proceedings or which is likely to result in the Company being involved in any such proceedings.

15.

The Company has not given any guarantees of the liabilities of any person or undertaken obligations in the nature of guarantees (by whatever name called).

SCHEDULE 4

Limitation of Liability under the Warranties

1.

Notwithstanding anything to the contrary contained in clause 5 of this Agreement the Warranties shall be qualified by the provisions of this Schedule and in the event of any inconsistency between the provisions of this Schedule and the provisions of clause 5 the provisions of this Schedule shall prevail.

2.

The Vendors shall not be liable in respect of any claim under the Warranties to the extent that the matter or matters giving rise to such claim are fully and fairly disclosed in the Disclosure Letter.

3.

The liability of the Vendors in respect of any breach of the Warranties shall be limited as follows:

3.1

the aggregate maximum liability of the Vendor in respect of all and any claims under the Warranties shall in no event exceed the Consideration.;

3.2

the Vendors shall not be liable in respect of all and any claims made by the Purchaser under the Warranties unless and until the aggregate cumulative liability of the Vendors in respect of all and any such claims exceeds $20,000.00 in which event the Vendors shall be liable for the full amount starting from zero.

4.

The Vendors shall not be liable in respect of any claim under the Warranties unless it shall have been made before the expiry of 12 months from Completion.

5.

No claim under the Warranties shall be deemed to have been made unless notice of such claim was made in writing to the Vendors specifying in reasonable detail the event of default to which the claim relates and the nature of the breach and the amount claimed.

6.

Any claim in respect of which notice shall have been given in accordance with paragraph 5 above shall be deemed to have been irrevocably withdrawn and lapsed (not having been previously satisfied settled or withdrawn) if proceedings in respect of such claim have not been issued and served on the Vendors not later than the expiry of the period of 6 months after the date of such notice.

7.

The Vendors shall have no liability (or such liability shall be reduced) in respect of any claim for breach of any of the Warranties:

7.1

if and to the extent that full and proper provision or reserve for or in respect of the liability or other matter giving rise to such claim has been made in the Accounts; and

7.2

if and to the extent that such claim occurs or is increased as a result of any increase in the rate of taxation in force at the date of this Agreement.

8.

Nothing in this Schedule shall derogate from the Purchaser’s obligation to mitigate any loss which it suffers in consequence of a breach of the Warranties.

SCHEDULE 5

The Capital Equipment

Items located at Silver Pail factory in Ireland:

1 x in line cartridge filler

Items located at A.J. Precision factory in Ireland:

2 x 6 imp. injection tool moulds with robotics

2 x 4 imp. injection mould tools

1 x 8 imp. injection mould tool with hot runner system.

Signed by the said

ANDREW MICHAEL WELLS

Signed by the said

ANDREW JONATHAN DOWNES

………………………………………………………………

Signed for and on behalf of

AVASOFT, INC., a Nevada corporation

by

………………………………………………………………

Authorised Signatory